Exhibit 10.1

May 20, 2005

Jack Waterman
[ADDRESS]

Dear Jack,

               On behalf of VitalStream Holdings, Inc. ("Company"), we are pleased to offer you the position of Chief Executive Officer ("CEO") starting on June 1st, 2005. Upon your acceptance of this offer, the Board of Directors of the Company ("Board") will appoint you to be a member of the Board. For as long as you are Chief Executive Officer of the Company, you shall be entitled to a seat on the Board. In the Chief Executive Officer position, you will report to the Board, and you will be responsible for the strategic, operating and financial results of the Company, and any other duties the Board may assign to you. As CEO, all employees and consultants would report, directly or indirectly, to you, and you would have authority to hire without Board consent any employee with a level of seniority up to and including the senior director or equivalent level.  The Board would acknowledge your expressed intention to reorganize the management structure of the Company, subject to Board approval to the extent officer-level positions are involved, and provided that you would not propose such a restructure until a reasonable period of time has passed after your start date. We agree that no person shall hold the position of Chairman of the Board, or equivalent thereof, for a period of six months from the date of your hire. Further, we recognize that you shall be considered for such position at such time or any time thereafter if the Board of Directors decides to appoint a Chairman. In the event you are not elected to be Chairman of the Board, you shall have the right to have reasonable participation in the process of selecting a Chairman.

               Base compensation for the position is $325,000 annually with two pay periods per month (the 15th and the last day of the month) - see the VitalStream employee manual for additional details. VitalStream will also make payments of up to an aggregate of $1,500 per month on your behalf to lease an automobile for your use, which amount includes the payment of any taxes, insurance, repairs and maintenance. You will also have the ability to earn a discretionary bonus in an amount deemed appropriate by the Compensation Committee of the Board. If a discretionary bonus is awarded, the bonus would be paid within 30 days of the end of the fiscal year. For the 2005 fiscal year, any bonus amount paid will be prorated from your start date. If you are terminated for any reason during a bonus year, you will receive the payment of your pro-rata share of the bonus within 30 days of the end of the fiscal year. You shall also be entitled to up to four (4) weeks of vacation per calendar year with the carryover of such unused vacation to be subject to the Company's policy.

               Management will grant to you a non-qualified option to purchase 4,750,000 shares of the Company's common stock at a price equal to the closing price on May 20th, 2005, contingent upon your commencing employment with the Company. These options will vest over four years and upon vesting are exercisable for a period of ten years from your hire date. Of the 4,750,000 shares under the option granted to you, 1/8 or 593,750 shares will vest immediately on your hire date, an additional 1/8 or 593,750 shares will vest after your one year anniversary with the Company, with the remaining 3,562,500 shares vesting on a pro-rata basis equally over the following 12 quarters, at the rate of 296,875 at the end of each quarter, beginning with the first 296,875 vesting on September 30, 2006. In the event a "Change of Control" occurs (as defined below) and you subsequently elect to terminate your employment with the Company following a material diminution in the level of your duties or salary, or a material relocation of your principal place of employment, such termination will cause 50% of your then unvested options to become exercisable as of the date of such termination. If you are terminated without cause at any time during the six months prior to or after a "Change of Control" event, such termination will cause 50% of your then unvested options at the time of such termination to become vested as of the later to occur of the date of such termination or "Change of Control" event. A "Change of Control" means (a) a transaction (or a related series of

Offer Letter
Jack Waterman

transactions not in the ordinary course of business) in which a majority of the assets or business of the Company is transferred, by merger, lease, sale, consolidation, plan of exchange, split-up, split-off, spin-off, reorganization, liquidation or other transfer, to a person or entity that is not a parent of the Company, a wholly-owned subsidiary of the Company or another entity in which the shareholders of the Company immediately prior to such transaction (or the first of a series of related transactions) receive in the transaction on a pro rata basis and own immediately after the transaction (or the last of a series of related transactions) 55% of more of the issued and outstanding shares of capital stock, or (b) a transfer by one or more shareholders, in one transfer or several related transfers (such as in response to a tender offer or in a collectively negotiated sale), of 55% or more of the Common Stock outstanding on the date of such transfer (or the first of such related transfers) to persons, other than wholly-owned subsidiaries, who were not shareholders of the Company prior to the first such transfer.

               It is important to note that our company adheres to the policy of employment-at-will, which enables either the company or the employee to terminate employment at any time with or without reason.

               Any controversy or claim arising out of, or relating to your employment with the company or termination of employment, shall be settled by final and binding arbitration in the city of Irvine, State of California, and governed by the law in and of the State of California and administered by the American Arbitration Association under its National Rules for Resolution of Employment Disputes. Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

               The claims covered by the foregoing agreement to arbitrate include, but are not limited to claims for breach of contract, covenant of good faith and fair dealing, wage claims, wrongful termination in violation of public policy, retaliatory or constructive discharge, wrongful demotion, discrimination, harassment, or retaliation prohibited by law, tort claims, claims for violation of public policy or any other claim of a violation of a legally protected right afforded by State or Federal law, including, but not limited to, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Labor Code.

               This agreement to arbitrate excludes claims for normal workers' compensation benefits and unemployment insurance benefits. You and VitalStream agree that neither shall initiate nor file any lawsuit or administrative action (other than a charge with the National Labor Relation Board, the Equal Employment Opportunity Commission, or the Department of Fair Employment and Housing) in any way related to any claim covered by this agreement to arbitrate.

               Your first ninety (90) days of employment at VitalStream are considered an Introductory Period, and during that period you will not accrue benefits described in the Employee Manual unless otherwise required by law. You will however, be eligible for health and dental insurance beginning on the first day of the month following your first 30 days of employment. After your Introductory Period, you will be eligible for other benefits that include, accrued paid time off ("PTO") and paid holidays - all described in detail in the employee manual.

               In accordance with VitalStream policy, final confirmation of this employment offer is contingent upon the successful completion of VitalStream's Background Verification process. This offer is also contingent on your reviewing and signing our standard employee documents, such as our confidentiality and work-for-hire agreement and employee manual.

               We shall reimburse you for all attorney fees and expenses associated with entering into this Agreement up to a maximum of $5,000.

Offer Letter
Jack Waterman

               This letter shall constitute the entire Agreement between the parties regarding terms of employment, and shall supercede any and all understandings on this matter, whether written or oral, and shall not be deemed amended, waived, or modified unless such amendment, waiver or modification is in writing and signed by VitalStream.

               Most importantly, we work hard, we have fun, and we plan to continue developing a world-class content delivery company. We are pleased to have you as part of our team.

               Unless executed by both parties, this offer expires 5 days from the date of this letter.

Sincerely,

/s/ Philip N. Kaplan

Philip N. Kaplan President and Chief Operating Officer

Agreed & Accepted:	Date

/s/ Jack Waterman	May 21, 2005

Jack Waterman